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EXHIBIT 16

February 10, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: CTI Industries Corporation

We have read the statements that we understand CTI Industries Corporation will include under Item 4 of the Form 8-K report it will file regarding the recent change of accountants. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

Eisner LLP

Independent Member of Baker Tilly International